Exhibit 4.64

English Summary

of

Supplemental Agreement to the IT Services Framework Agreement

Between

China Telecommunications Corporation

and

China Telecom Corporation Limited

China Telecommunications Corporation (“Party A”) and China Telecom Corporation Limited (“Party B”) entered into the Supplemental Agreement to the IT Services Framework Agreement on September 23, 2015.

The key terms and conditions of the Supplemental Agreement are as follows:

1. The Parties agree to amend Article 3.1 of the IT Services Framework Agreement as follows: “The charges payable for such services, subject to the provisions in Article 3.2, shall be determined by reference to market rates. Market rates shall mean the rates at which the same or similar type of products or services are provided by Independent Third Parties in the ordinary course of business and under normal commercial terms. When determining the relevant market rates, to the extent practicable, management of the Company shall take into account the rates of at least two similar and comparable transactions entered into with or carried out by Independent Third Parties in the ordinary course of business in the corresponding period for reference.”

2. The Parties agree to amend the first paragraph in Article 3.2 of the IT Services Framework Agreement as follows: “The Parties agree that in the circumstances where the relevant laws or regulations in the PRC specify that the prices and/or the fee standards for particular services to be provided pursuant to such agreement are to be determined by a tender process, the charges payable for such services shall be finally determined in accordance with the Bidding Law of the PRC and the Regulations on the Implementation of the Bidding Law of the PRC or the relevant tender procedures.”

3. The execution, validity, performance, interpretation of this Supplemental Agreement and any relevant dispute resolutions shall be governed by the PRC laws.

4. This Supplemental Agreement shall become effective on January 1, 2016. If there is any conflict between this Supplemental Agreement and the IT Services Framework Agreement, this Supplemental Agreement shall prevail.